EXHIBIT 99.1

News Release      News Release         News Release          News Release



                          AMERICAN EXPRESS ANNOUNCES
                      CARD ISSUING ALLIANCE WITH CITIBANK

New York, NY (December 13, 2004) -- American Express today announced that it has reached an agreement for Citibank to issue credit cards in the United States that will be accepted on the American Express global merchant network.

American Express anticipates that the new credit card products developed by Citibank will be available in late 2005.

Citibank will be responsible for issuing the cards, managing the customer relationships, providing service, billing and credit management and designing the card product features. American Express will process transactions on its global merchant network.

Financial terms of the agreement were not disclosed.

"As one of the world's most prestigious financial institutions, Citibank is a tremendous addition to the American Express network," said Kenneth I. Chenault, Chairman and CEO of American Express. "We are committed to working with outstanding partners like Citibank and the premiere customer experience they provide."

ABOUT AMERICAN EXPRESS
American Express Company is a diversified worldwide travel, financial and network services company. Founded in 1850, it is a world leader in charge and credit cards, Travelers Cheques, travel, financial planning, business services, insurance and international banking. American Express has established 85 card-issuing alliances in 95 countries.

FOR MORE INFORMATION ON AMERICAN EXPRESS, PLEASE CONTACT:
Mike O'Neill: (212) 640-5951
Robert Glick: (212) 640-1041